Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 6, 2007, by and between Hana Biosciences, Inc., a Delaware corporation with an office at 7000 Shoreline Court, Suite 370, South San Francisco, California 94080 (the “Company”), and Steven R. Deitcher, residing at 904 Bromfield Road, San Mateo, California 94402 (the “Executive”).

RECITALS:

WHEREAS, the Company desires to employ the Executive as Executive Vice President, Development and Chief Medical Officer of the Company and the Executive desires to serve the Company in that capacity, all upon the terms and subject to the conditions contained in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.  Employment. The Executive will be employed by the Company and shall serve as Executive Vice President, Development and Chief Medical Officer of the Company and shall perform, subject to the direction of the Chief Executive Officer of the Company, such services and duties as are customarily performed by a vice president of development and/or chief medical officer of a similarly situated biotechnology company (the “Services”). The Executive shall also have such other powers and duties as may be from time to time prescribed by the Chief Executive Officer or the Board of Directors of the Company (the “Board”), provided that the nature of the Executive’s powers and duties so prescribed shall not be inconsistent with the Executive’s position and duties hereunder. The Executive hereby accepts such employment and agrees to render the Services. Further, the Company will use its reasonable best efforts to transition Executive’s role with the Company to its Chief Operating Officer during 2007, subject to successfully recruiting satisfactory personnel to the Company’s clinical functions.

2.  Term. The Executive's employment under this Agreement shall commence May 21, 2007 (the “Effective Date”) and continue for a three-year period ending on May 21, 2010 (the “Initial Term”), unless sooner terminated pursuant to Section 8 of this Agreement. Notwithstanding the foregoing and subject only to the Company’s obligations under Section 9 hereof, Executive understands that nothing in this Agreement is intended to modify Executive’s at-will employment with the Company and the Company makes no guarantee, or express or implied contract, of definite or continued employment with the Company. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of the Company’s Confidential and Proprietary Information (as defined in Section 5(a) hereof) shall continue in effect as specified in Section 5 hereof and survive the expiration or termination of this Agreement. This Agreement may be renewed for one or more additional one year periods (each, an “Additional Term” and, together with the Initial Term, the “Term”) if the Company and the Executive agree in writing on the terms of such renewal not less than 30 days prior to the end of the then current Term. If the Company and the Executive have not agreed on the terms of such renewal prior to such date, this Agreement shall terminate at the end of the then current term (a “Non-Renewal Event”).

3.  Best Efforts; Place of Performance.

(a)  During the Term, the Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, with the prior written consent of the Company, Executive may serve as a member of boards of directors and/or scientific advisory boards of other organizations not affiliated with the Company; provided, however, that the business or activities of any organization on which Executive proposes to serve as a director and/or scientific advisor shall not compete with, or be likely to compete with, the Company’s Business (as defined in Section 6(a) below) and such service by Executive shall not interfere, or be likely to interfere, with the performance by Executive of the Services to be performed hereunder. In addition, Executive may spend up to two weeks of transition time with Nuvelo, Inc. following commencement of employment with Company.

(b)  The duties to be performed by the Executive hereunder shall be performed primarily at the principal office of the Company in South San Francisco, California, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate. Notwithstanding the foregoing, Executive acknowledges that the Company may be relocated to another location within the San Francisco Bay Area.

4.  Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)  Base Salary. During the Term, the Company shall pay the Executive an annual base salary (the “Base Salary”), which shall initially be equal to $380,000 per year. The Base Salary shall be paid in accordance with the Company’s normal payroll practices. The Base Salary will be reviewed by the Board no less frequently than annually and may be increased, but not decreased, from the amount set forth above in this paragraph (a).

(b)  Signing Bonus. Within five (5) business days of the Effective Date, the Company shall pay to Executive the sum of $75,000, which amount represents an immediate signing bonus.

(c)  Discretionary Bonus. At the sole discretion of the Board, the Executive may receive an additional annual bonus (the “Discretionary Bonus”) in an amount targeted at 40% of his then current Base Salary, based upon his performance on behalf of the Company during the prior year; provided, however, that for 2007 Executive shall be guaranteed a bonus of at least 40% of his Base Salary, which amount shall be paid no later than 3 months after the end of 2007. In addition, the Board shall annually review the Discretionary Bonus to determine whether an increase in the amount thereof is warranted.

(d)  Stock Option. As additional compensation for the Services, the Company shall grant to Executive an option to purchase 400,000 shares (the “Option Shares”) of the Company’s Common Stock at a price per share equal to the last closing sale price of the Company’s Common Stock on the trading day immediately preceding the Effective Date (the “Option”). The Option shall (i) be governed by the Company’s 2004 Stock Incentive Plan (the “Plan”); (ii) vest in three installments of 133,334, 133,333 and 133,333 shares on each of the first, second and third anniversaries of the Effective Date, respectively; (iii) be exercisable for 10 years from the date of grant; and (iv) remain exercisable for 90 days from the date that the Employee is no longer an employee of the Company.

(e)  Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 4.

(f)  Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(g)  Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time.

(h)  Vacation. The Executive shall, during the Term, be entitled to vacation of three non-consecutive weeks per annum, in addition to public holidays observed by the Company. The Executive shall be entitled to accrue up to five weeks of vacation (the “Accrual Cap”), but once the Executive reaches such an Accrual Cap, further accrual shall be capped until Executive reduces the amount of accrued vacation below the Accrual Cap.

(i)  Indemnification. The Company will indemnify the Executive to the fullest extent permitted by its charter and by-laws and by applicable law against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or employee of the Company. In connection with the foregoing, the Executive will be covered under any liability insurance policy that protects other officers of the Company.

5.  Confidential Information and Inventions.

(a)  The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other Person (as defined in Section 6(a) below) or use for any purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by or received by the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, forecasts, projections, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees (i) not to use any such Confidential and Proprietary Information for himself or others and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b)  Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c)  The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, except for such works that are protected under California Labor Code Sections 2870-2872 (“Inventions”), initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Chief Executive Officer may in his or her sole discretion agree to waive the Company’s rights pursuant to this Section 5(c) with respect to any Invention that is not directly or indirectly related to the Business (as defined in Section 6(a) below). The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i)  To apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)  To defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)  The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding all Third-Party Inventions identified by the Company, any of its affiliates or the officers, directors, employees (including the Executive), agents or consultants of either of the foregoing during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)  Executive agrees that he will promptly disclose to the Company, or to any designee of the Company, all improvements, Inventions made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the Term.

(f)  The provisions of this Section 5 shall survive any termination of this Agreement.

6.  Non-Solicitation and Non-Disparagement.

(a)  During the Term and for a period of 12 months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)  Solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; hire for any purpose any employee of the Company; hire for any purpose any former employee of the Company or any affiliate of the Company who left the employment of the Company or any affiliate within the preceding twelve month period;

(b)  The Company and the Executive each agree that both prior to and during the Term and at all times thereafter, neither party shall willfully or intentionally, directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of the Company’s affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(c)  The Executive hereby acknowledges that any breach or threatened breach of any of the terms of Section 5 or 6 of hereof will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to seek injunctive or other equitable relief by a court of appropriate jurisdiction, in the event of any breach or threatened breach of the terms of Section 5 or 6 hereof. The Company and the Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court located in the State of California and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(d)  The rights and remedies of the Company enumerated in Section 6(d) shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(e)  The provisions of this Section 6 shall survive any termination of this Agreement.

7.  Representations and Warranties.

(a)  The Executive hereby represents and warrants to the Company as follows:

(i)  Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound; and

(ii)  The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any Persons are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b)  The Company hereby represents and warrants to the Executive that this Agreement and the employment of the Executive hereunder have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.

8.  Termination. Notwithstanding any provision of this Agreement to the contrary, the Executive’s employment hereunder shall be terminated upon the Executive’s death and may also be terminated as follows:

(a)  The Executive’s employment hereunder may be terminated by written notice to the Executive from the Chief Executive Officer or the Board for Cause, effective upon the date of delivery of such notice. Any of the following actions by the Executive shall constitute “Cause”:

(i)  The willful and repeated failure or refusal by the Executive to perform his duties hereunder that is not cured by the Executive within 30 days after written notice thereof is given to the Executive by the Company;

(ii)  Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise), the Business or reputation of the Company or any of its affiliates;

(iii)  Willful and material misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to directions received by the Executive from the Chief Executive Officer, unless such direction was contrary to directions given by the Board;

(iv)  The Executive’s conviction of any felony or a misdemeanor involving a crime of moral turpitude (including entry of a nolo contendere plea);

(v)  The determination by the Company based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in material harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(vi)  Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii)  A breach by the Executive of any of the provisions of Sections 5 or 6 hereof; or

(viii)  A material breach by the Executive of any material provision of this Agreement (other than those contained in Sections 5 or 6 hereof, which are governed by clause (vii) above) that is not cured by the Executive within 30 days after written notice thereof is given to the Executive by the Company.

Any determination of Cause under this Section 8(a) will be made by the Board. With respect to any such determination, the Board will act fairly and in utmost good faith and will give the Executive and his counsel an opportunity to appear and be heard at a meeting with the Board and present evidence on the Executive’s behalf.

(b)  The Executive’s employment hereunder may be terminated by the Chief Executive Officer as a result of the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Chief Executive Officer has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive has become so physically or mentally incapacitated as to be unable to resume, within the ensuing 6 months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon delivery of a written termination notice to the Executive by the Chief Executive Officer after the Executive has been unable to substantially perform his duties hereunder for 60 or more consecutive days, or more than 90 days in any 12 month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician selected by the Company and reasonably satisfactory to the Executive.

(c)  The Executive’s employment hereunder may be terminated by the Company (or an entity that is a successor to the Company) by written notice to the Executive upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the sale or transfer by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

(d)  The Executive’s employment hereunder may be terminated by the Executive by written notice to the Company for Good Reason, effective upon the date of delivery of such notice. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following:

(i)  A material breach by the Company of Section 4, Section 6(b) or Section 7(b) of this Agreement which is not cured by the Company within 30 days after written notice thereof is given to the Company by the Executive;

(ii)  A change in the lines of reporting such that the Executive no longer directly reports to either the Chief Executive Officer or to the Board;

(iii)  A reduction in the Executive’s compensation or other benefits except such a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company

(iv)  A material reduction in Executive’s authority, duties, responsibilities, or title; or

(v)  A relocation of Executive’s principal place of performance by more than fifty (50) miles from the Company’s current South San Francisco office location.

(e)  The Executive’s employment may be terminated by the Company for any reason or no reason by delivery of written notice to the Executive effective thirty (30) days after the date of delivery of such notice.

(f)  The Executive’s employment may be terminated by the Executive in the absence of a Good Reason by delivery of written notice to the Company effective thirty (30) days after the date of delivery of such notice.

9.  Compensation Following Termination.

(a)  If the Executive’s employment is terminated during the Term as a result of his death or Disability, the Company shall promptly pay to the Executive or to the Executive’s estate, as applicable, his then current Base Salary, any accrued but unpaid Discretionary Bonus, the value of his accrued unused vacation days, and expense reimbursement amounts through the date of death or Disability.

(b)  If the Executive’s employment is terminated during the Term (i) by the Company for Cause or (ii) by the Executive in the absence of a Good Reason, the Company shall continue paying to the Executive through the date of termination his then current Base Salary, the value of his accrued unused vacation days, and expense reimbursement amounts (collectively, the “Accrued Compensation”), and the Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c)  If the Executive’s employment is terminated during the Term by the Company (or its successor) upon the occurrence of a Change of Control, then the Company (or its successor, as applicable) shall (i) pay the Executive the Accrued Compensation through the date of such termination; (ii) continue to pay to the Executive his then current annualized Base Salary and provide him with health insurance (on the identical terms as then provided to all other employees of the Company) for a period of twelve (12) months following the date of such termination; (iii) provide Executive with the maximum amount of his Discretionary Bonus for which he would have been eligible for the year in which the termination occurs, assuming full performance, and pro-rated for the number of months that Executive was employed by the Company for such year and (iv) immediately accelerate the vesting of Executive’s unvested Option to provide for twelve (12) additional months of vesting.

(d)  If the Executive’s employment is terminated during the Term either (i) by the Company other than for Cause, upon a Change of Control, or as a result of the Executive’s death or Disability or (ii) by the Executive for a Good Reason, then the Company shall pay the Executive or his estate, heirs, successors, or assigns (1) the Accrued Compensation through the date of such termination; (2) continue to pay to the Executive his then current annualized Base Salary and provide him with health insurance (on the identical terms as then provided to all other employees of the Company) for a period of twelve (12) months following the date of such termination;(iii) provide Executive with the maximum amount of his Discretionary Bonus for which he would have been eligible for the year in which the termination occurs, assuming full performance, and pro-rated for the number of months that Executive was employed by the Company for such year; and (iv) immediately accelerate the vesting of Executive’s unvested Option to provide for twelve (12) additional months of vesting.

(e)  If the Company elects not to renew this Agreement at the end of the Initial Term or any Additional Term thereafter other than for Cause or the Executive elects not to renew this Agreement at the end of the Initial Term or any Additional Term for Good Reason, then the Company shall pay the Executive (1) the Accrued Compensation through the date of such termination; (2) continue to pay to the Executive his then current annualized Base Salary and provide him with health insurance (on the identical terms as then provided to all other employees of the Company) for a period of twelve (12) months following the date of such termination; (iii) provide Executive with the maximum amount of his Discretionary Bonus for which he would have been eligible for the year in which the termination occurs, assuming full performance, and pro-rated for the number of months that Executive was employed by the Company for such year; and (iv) immediately accelerate the vesting of Executive’s unvested Option to provide for twelve (12) additional months of vesting.

(f)  This Section 9 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided for in this Section 9.

(g)  Unless otherwise expressly agreed to in writing by the Company and Executive, upon termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned as an officer of the Company and, if applicable, as a director and officer of any subsidiary of the Company, effective as of the date of such termination.

(h)  Notwithstanding anything to the contrary contained in this Section 9, other than the Accrued Compensation, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any compensation or other consideration upon termination of Executive’s employment unless Executive executes a separate agreement releasing the Company from any and all liability relating to or in connection with Executive’s employment, including the termination of Executive’s employment.

(i)  The provisions of this Section 9 shall survive any termination of this Agreement.

10.  Miscellaneous.

(a)  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b)  Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in California in accordance with the commercial arbitration rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the exclusive jurisdiction of the courts of the State of California, San Mateo County or the United States District Court for the appropriate district of California and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon either party if sent by registered mail addressed to such party at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne consistent with the requirements for enforceability of arbitration agreements under California law. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)  This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)  The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder, by giving notice to the other party in accordance with this paragraph (g).

(h)  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)  As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as an instrument under seal as of the date first above written.

HANA BIOSCIENCES, INC.

By:	/s/ Mark J. Ahn
Mark J. Ahn President & Chief Executive Officer

EXECUTIVE

By:	/s/ Steven R. Deitcher
Steven R. Deitcher